Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF MISSOURI
KANSAS CITY DIVISION

x
:
In re:	:	Chapter 11
:
INTERSTATE BAKERIES	:	Case No. 04-45814 (JWV)
CORPORATION, et al.,	:
	:	Jointly Administered
Debtors.	:
	:	Hearing Date: October 2, 2008
	:	Hearing Time: 1:30 p.m.
	x	Obj. Deadline: September 26, 2008
MOTION FOR ENTRY OF AN ORDER PURSUANT TO 11 U.S.C. §§ 105(a), 363(b),
364(c)(1), 503(b) AND 507(a) AUTHORIZING THE DEBTORS TO (I) ENTER INTO EQUITY
COMMITMENT LETTER AND RELATED AGREEMENTS INCLUDING (A) EQUITY COMMITMENT FEE
LETTER, (B) REVOLVING FACILITY COMMITMENT LETTER AND RELATED FEE LETTER, AND
(C) TERM LOAN EXIT FACILITY COMMITMENT LETTER
AND RELATED FEE LETTER, AND (II) PAY CERTAIN FEES
AND EXPENSES ASSOCIATED THEREWITH
          Interstate Bakeries Corporation (“IBC”) and eight1 of its subsidiaries and affiliates, debtors and debtors-in-possession (collectively, the “Debtors”), submit this motion (the “Motion”) requesting entry of an order (in the form of Exhibit A attached hereto, the “Plan Funding Order”) pursuant to sections 105(a), 363(b), 503(b) and 507(a) of chapter 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”), authorizing the Debtors to (i) enter into an equity commitment letter (in the form attached to the proposed Plan Funding Order as Attachment 1, and collectively with all annexes, schedules and exhibits thereto, the “Equity

1	The following subsidiaries’ and affiliates’ chapter 11 cases are jointly administered with IBC’s chapter 11 case: Armour and Main Redevelopment Corporation; Baker’s Inn Quality Baked Goods, LLC; IBC Sales Corporation; IBC Services, LLC; IBC Trucking, LLC; Interstate Brands Corporation (“Brands”); New England Bakery Distributors, L.L.C.; and Mrs. Cubbison’s Foods, Inc.

Commitment Letter”),2 with IBC Investors I, LLC (“Investors”)3, and related agreements, including a (a) related fee letter with Investors (in the form attached to the proposed Plan Funding Order as Attachment 2, the “Equity Commitment Fee Letter”), (b) revolving loan commitment letter (the “ABL Facility Commitment Letter”) and associated fee letter (the “ABL Facility Commitment Fee Letter”) (in the forms attached to the Equity Commitment Letter as Exhibit F, and collectively with all annexes, schedules and exhibits thereto, the “ABL Facility Commitment Papers”), with General Electric Capital Corporation (“GECC”) and GE Capital Markets, Inc. (“GECM” and, together with GECC, the “ABL Facility Commitment Parties”), and (c) term loan commitment letter (the “Term Loan Facility Commitment Letter”) and associated fee letter (the “Term Loan Facility Commitment Fee Letter”) (in the forms attached to the Equity Commitment Letter as Exhibit G, and collectively with all annexes, schedules and exhibits thereto, the “Term Loan Facility Commitment Papers” and, together with the ABL Facility Commitment Papers, the “Exit Facility Commitment Papers”), with Silver Point Finance, LLC (“Silver Point”) and Monarch Master Funding Ltd (“Monarch” and, together with Silver Point, the “Term Loan Facility Commitment Parties”), for an investment to be made in the Reorganized Debtors4 in connection

2	Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Equity Commitment Letter. Any descriptions in this Motion of any of the Equity Commitment Letter, including any of the annexes, schedules, or exhibits thereto, or of the Exit Facility Commitment Papers are intended only as summaries and do not, and are not intended to, modify or supersede the documents themselves or any of the terms thereof.

3	Investors is an affiliate of Ripplewood Holdings L.L.C. (together with its affiliates, “Ripplewood”). Pursuant to the terms of the equity contribution agreement attached to the Equity Commitment Letter as Exhibit K, Ripplewood Partners II, L.P. (an affiliate of Ripplewood Holdings L.L.C.) will, upon the execution of the Investment Agreement and the concurrent execution of the Equity Contribution Agreement, unconditionally and irrevocably commit to make an equity contribution to Investors in cash to the extent of the payment obligations due from Investors under the Investment Agreement, including any obligations of Investors to pay damages arising from a breach by Investors of the Investment Agreement.

4	“Reorganized . . .” refers to the applicable Debtor from and after the effective date of the Plan.

with the confirmation and consummation of a chapter 11 plan of reorganization (the “Plan”) substantially consistent with the proposed terms set forth in a summary term sheet attached to the Equity Commitment Letter as Exhibit A (the “Plan Term Sheet”), and supported by the Plan Supporters (as defined below); and (ii) pay certain fees and expenses associated therewith. In support of this Motion, the Debtors respectfully represent as follows:
BACKGROUND
A.	Overview of Chapter 11
          1. On September 22, 2004 (the “Petition Date”), eight of the Debtors filed voluntary petitions for reorganization relief under the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”). On January 14, 2006, the ninth debtor, Mrs. Cubbison’s Foods, Inc., (“Mrs. Cubbison’s”) also filed a voluntary chapter 11 petition in the Court. The Debtors continue to manage and operate their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.
          2. On September 24, 2004, the United States Trustee (the “U.S. Trustee”) appointed the official committee of unsecured creditors in these cases (the “Creditors’ Committee”). On November 29, 2004, the U.S. Trustee appointed an official committee of equity security holders in these cases (the “Equity Committee” and together with the Creditors’ Committee, the “Committees”). No trustee or examiner has been appointed in the Debtors’ cases.
          3. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).

          4. The statutory predicates for the relief sought herein are sections 105(a), 363(b), 364(c)(1), 503(b) and 507(a) of the Bankruptcy Code and rule 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
B.	The Debtors
          5. Collectively, the Debtors are one of the largest wholesale bakers and distributors of fresh baked bread and sweet goods in the United States. The Debtors produce, market and distribute a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products under national brand names such as “Wonder®,” “Hostess®,” “Baker’s Inn™,” “Home Pride®”, and “Mrs. Cubbison’s®” as well as regional brand names such as “Butternut®,” “Dolly Madison®,” “Drake’s®” and “Merita®.” Based on independent, publicly available market data, these national brands are among the leading bread and cake products sold in the United States. “Hostess®” products, including “Twinkies®,” “Ding Dongs®” and “HoHos®,” are among the leading snack cake products sold in the United States.
          6. The Debtors currently operate 41 bakeries and approximately 600 distribution centers at various locations around the country. From these bakeries and distribution centers, the Debtors’ sales force delivers fresh baked goods to tens of thousands of food outlets. The Debtors also operate approximately 740 bakery outlets (known as “thrift stores”) located in markets throughout the United States.
          7. The Debtors have approximately 22,000 employees, the majority of whose employment is covered by one of approximately 380 union contracts to which the Debtors are a party. Most of the Debtors’ union employees are members of either the International Brotherhood of Teamsters (the “IBT”) or the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union (the “BCTGM”).
          8. IBC is a corporation organized under the laws of the State of Delaware. The Debtors’ principal executive offices are located at 12 East Armour Boulevard in Kansas City, Missouri.
RELIEF REQUESTED
          9. By this Motion, the Debtors, pursuant to sections 105(a), 363(b), 503(b) and 507(a) of the Bankruptcy Code, seek authority to (i) enter into the Equity Commitment Letter, and related agreements, including the (a) Equity Commitment Fee Letter, (b) ABL Facility Commitment Papers, and (c) Term Loan Facility Commitment Papers, and (ii) pay certain fees and expenses associated therewith.
PRELIMINARY STATEMENT
          10. This truly is a watershed moment for the Debtors, their management and, most importantly, the thousands of dedicated employees who have committed tremendous time and effort in making IBC the largest wholesale baker and distributor of fresh delivered bread and snack cakes in the United States.
          11. The Debtors have endured four long, arduous years in bankruptcy. During this time, the Debtors’ management and employees have expended tremendous efforts to reverse the downward trend in operating performance that began in the years immediately prior to the filing, undergoing a complete operational transformation that has drastically reduced costs and increased operational efficiency. Despite these efforts, the Debtors’ emergence prospects have been threatened by, among other things, historic commodity, fuel, energy and other cost increases that have rocked global markets during the Debtors’ bankruptcy and by an unprecedented tightening of credit, also on a global basis, which brought the Debtors to the brink of liquidation.
          12. Due in large part to the dedication, perseverance and sacrifices of the Debtors’ roughly 22,000 employees, the obstacles which have plagued the Debtors’ emergence prospects during these bankruptcy cases are now on the verge of being overcome. The Debtors believe that the Equity Commitment Letter, the ABL Facility Commitment Letter and the Term Loan Facility Commitment Letter set the foundation for achieving a rational capital structure to support the Business Plan (defined below) and, ultimately, the Debtors’ emergence from bankruptcy as a competitive, viable business once again.5
BASIS FOR RELIEF
A.	The Rehabilitation Process
          13. In the early stages of these cases, the Debtors focused on reducing costs and improving efficiency and profitability in each of their ten profit centers.6 As a result of these efforts, the Debtors implemented restructuring plans in each of their profit centers, closed a total of 9 bakeries, approximately 200 distribution centers and 300 bakery outlets, reduced their overall workforce by approximately 7,000, and eliminated over 2,500 delivery routes, resulting in savings to the Debtors of hundreds of millions of dollars. During this phase of the restructuring, the

5	By referring to the Business Plan in this Motion, neither the Debtors nor Investors intend that the Business Plan be binding on the Reorganized Debtors. The Reorganized Debtors and Investors reserve the right to modify the Reorganized Debtors’ business plan in their business judgment to the fullest extent permitted by applicable nonbankruptcy law, and nothing in this Motion should be construed as a waiver of any such right or as a request for an Order that binds the reorganized Debtors in any way to implement the Business Plan.

6	Not long before the Petition Date, the Company’s management structure was reorganized around ten (10) “profit centers,” which were groupings of bakeries, depots, thrift stores and routes based upon geographic proximity.

Debtors also negotiated long-term extensions with respect to most of their 420 collective bargaining agreements with union-represented employees, resulting in meaningful savings.
          14. Despite the Debtors’ hard work and significant accomplishments, they continued to encounter several obstacles. In addition to inflationary pressures caused by rising ingredient, fuel and labor costs, the impediments to profitability that plagued the Debtors during the previous several years —declining unit sales volume, escalating health and pension costs, and their one-size-fits-all route delivery system — continued to depress profitability. These circumstances were exacerbated by the uncertainty caused by the Debtors’ operating in chapter 11 and by increased competition. As a result, the Debtors’ earnings continued to suffer, compared to historical levels, with EBITDA7 of $48 million and $4 million for fiscal years 2005 and 2006, respectively.
          15. Accordingly, the Debtors brought in new management with the goal of bringing in fresh ideas and new perspectives to the Debtors’ operational and financial prospects. In addition to reconstituting IBC’s board of directors (the “Board”), the Debtors hired Craig D. Jung as their new chief executive officer in February 2007, as well as executives in the areas of sales, operations, human resources and technology support recruited by Mr. Jung to augment the Debtors’ existing management team.
          16. Following the hiring of Mr. Jung, the Debtors undertook various initiatives to improve operations and move goods to market more efficiently through improvements in asset

7	EBITDA stands for earnings before interest, taxes, depreciation and amortization. The Debtors do not publicly report their EBITDA results; rather, they report net income or loss. The Debtors have used EBITDA results rather than the publicly reported results because they are more indicative of the Debtors’ operational performance and are not skewed by items such as one time charges. The Debtors believe that the EBITDA numbers contained herein are accurate; however, EBITDA is not a financial measure recognized under generally accepted accounting principles.

optimization, material and labor productivity, asset productivity and route optimization. These initiatives served, in part, as the foundation for a five (5) year business plan crafted by the Debtors’ management team and intended to form the basis for the Debtors’ emergence from chapter 11 (as amended, the “Business Plan”).
          17. In formulating the Business Plan, management and the Board concluded that emergence from chapter 11 as a “stand-alone” entity would maximize value for the Debtors, their estates, their creditors, and other parties-in-interest. However, successful implementation of the Business Plan required: (i) additional concessions from the Debtors’ unionized workforce and (ii) a funding commitment to provide junior debt or equity financing to support a rational capital structure.
          18. Immediately following delivery of the Business Plan to the Committees and the steering committee for the Senior Secured Lenders (defined below) in June 2007, the Debtors and their financial advisor — Miller Buckfire & Co., LLC (“Miller Buckfire”) — began discussions with various potential investors in search of a stalking horse bid for an equity investment that would fund the Debtors’ emergence from bankruptcy. As part of these efforts, Miller Buckfire contacted more than 125 parties, including approximately 70 prospective financial investors (over 20 of which were recommended by the Committees) to solicit a financing commitment to support a plan of reorganization. In addition, as part of this process, the Debtors and their advisors contacted approximately 50 potential strategic buyers to solicit interest in a sale of the Debtors’ businesses.
          19. While the Debtors actively searched for an equity investment or purchase proposal, the management team continued to implement initiatives to increase the efficiency and sustainability of the Debtors’ operations. In September 2007, the Debtors announced their intention to realign their organization in a new cross-functional matrix structure which replaced the ten previously-existing profit centers with eight business units. At the same time, the Debtors collapsed their sales management structure by eliminating two layers of sales management and approximately 200 sales management positions. The Debtors also determined that it was necessary to exit the bread market in southern California, resulting, on October 29, 2007, in the closure of four bakeries, elimination of 325 routes, closure of 17 distribution centers and 19 outlet stores.
B.	The Silver Point Commitment
          20. On November 7, 2007, following almost five months of active solicitation for an equity investment or purchase proposal, extensive diligence sessions with numerous interested parties, and intense negotiations, the Debtors entered into an exit facility commitment letter and related agreements for up to $400 million in exit financing with Silver Point and its affiliated investment funds (the “Silver Point Commitment”), which was intended to provide the foundation for a stand-alone plan of reorganization. In order to further ensure that any investment proposal ultimately selected to fund the Debtors’ emergence from bankruptcy was the highest and/or otherwise best offer available under the circumstances, the Debtors encouraged all of the parties that the Debtors previously contacted, as well as other additional parties, to submit competing bids by January 15, 2008. While the Debtors received multiple indications of interest, no qualified competing bids were received prior to the January 15, 2008 deadline. As a result, the Debtors proceeded with the transaction contemplated by the Silver Point Commitment.

          21. The Silver Point Commitment served as the basis for the First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession (the “First Amended Plan”), filed by the Debtors on January 30, 2008. The Silver Point Commitment contained various conditions to the commitments contemplated thereunder, including the condition that an order by the Bankruptcy Court confirming the First Amended Plan be entered no later than March 14, 2008. An order confirming the First Amended Plan was not entered by March 14, 2008, and the Silver Point Commitment expired in accordance with its terms.
C. Events Leading up to the Equity Commitment Letter
          22. Following the expiration of the Silver Point Commitment, the Debtors and their advisors embarked on a dual-path to maximize value for all constituents. One path involved discussions between the Debtors and multiple potential investors, including certain existing creditors as well as Ripplewood, about modifications to the First Amended Plan or an investment to serve as the basis for a new stand-alone plan of reorganization. The other path involved restarting the sale process originally undertaken in 2007, including the solicitation of indications of interest to purchase all or portions of the Debtors’ businesses or assets on a going-concern basis. As part of these efforts, Miller Buckfire contacted over 50 strategic buyers and provided interested parties with a significant amount of detailed information, while also conducting numerous site visits, meetings and conference calls to facilitate their diligence. As a result, the Debtors received multiple indications of interest from potential buyers.
          23. As the Debtors were working on the dual-path emergence strategy, they required an increase in the DIP Facility to fund continuing operating losses and cash burn. As a result, on May 9, 2008, the Debtors increased the amount available for borrowing under the DIP Facility from $200 million to $249.7 million and extended the maturity date to September 30, 2008.
          24. Mindful of the need to either emerge from bankruptcy pursuant to a confirmed stand-alone plan or sell their assets by the September 30, 2008 maturity date as required by the DIP Facility, the Debtors contacted the key parties working to put together a feasible stand-alone plan and asked that they provide, by May 19, 2008, a fully-committed proposal, including (i) committed financing, (ii) support of at least two-thirds in amount of the Prepetition Secured Creditors, (iii) a solution for a post-emergence management team, and (iv) specific identification of any remaining contingencies (collectively, a “Firm Plan Proposal”). The Debtors informed these parties and their major constituencies that if a Firm Plan Proposal was not received by May 19, 2008, the Debtors would have no choice but to begin the sale process in earnest in order to complete it by September 30, 2008 and thereby maximize value for all constituencies.
          25. The Debtors did not receive a Firm Plan Proposal by May 19, 2008 and, as a result, shifted much of their focus and resources to maximizing value through the sales effort. However, certain parties, including Ripplewood and an affiliate of one of the Prepetition Secured Creditors, Q4 Funding, L.P. (together with its affiliates, “Q Investments”), continued to express interest in funding a stand-alone plan, and Silver Point, an affiliate of certain Prepetition Secured Creditors, continued to express interest in financing a stand-alone plan. The Debtors continued to assist such parties as they conducted additional due diligence.
          26. In early June 2008, Miller Buckfire sent a detailed letter along with bid packages to each of the parties interested in purchasing some or all of the Debtors’ assets,

requesting that they submit final proposals by June 25, 2008. The bid packages contained a proposed asset purchase agreement, bidding procedures and order approving such bidding procedures. While the Debtors received multiple asset purchase proposals for various parts of their businesses and assets by the June 25, 2008 deadline, only one asset purchase proposal contemplated continuing a substantial portion of the businesses as a going concern (the “Going Concern Proposal”). Therefore, the Debtors and their advisors focused on negotiating and developing the Going Concern Proposal, since it would have provided the greatest recovery for the Debtors’ estates if a stand-alone plan of reorganization was not achievable.
          27. After receiving the Going Concern Proposal and other asset purchase proposals, the Debtors again reached out to the parties potentially interested in pursuing a stand-alone plan of reorganization, including Ripplewood, Q Investments and other Prepetition Secured Creditors, requesting them to submit a Firm Plan Proposal by July 10, 2008. The Debtors indicated that if a Firm Plan Proposal was not submitted by then, the Debtors would file motions to sell their saleable assets and wind-down their operations at their earliest opportunity. No such proposals were forthcoming.
          28. Following extensive negotiations between the Debtors and the proposed purchaser under the Going Concern Proposal, in late July 2008, the proposed purchaser determined that, due to various conditions to the transaction, the proposed purchaser could not at that time move forward with the in purchasing the Debtors’ assets. With no other Firm Plan Proposals forthcoming, and a deepening strain on the Debtors’ employees and liquidity after nearly four years in bankruptcy, the Debtors began preparation for a liquidation and orderly wind-down of their operations. The Debtors continued, however, to facilitate due diligence with Ripplewood and Q Investments and financing discussions with Silver Point in the hopes of achieving a stand-alone plan of reorganization.
          29. During March of 2008, the Debtors were informed that the IBT had reached agreement in principle with Ripplewood on concessions and work rule changes that the union would give to the Debtors if Ripplewood became a majority investor in the Reorganized Company. The IBT’s concessions with Ripplewood not only included the work rules to permit the Debtors’ “path to market” delivery and selling concept, but also included other significant concessions required by the Debtors to implement the Business Plan.
          30. After nearly 6 months of responding to due diligence requests and numerous meetings between Ripplewood and the Debtors’ management, on July 17, 2008, Ripplewood presented the Debtors with an initial proposal for an equity investment, coupled with proposed debt financing, to fund the Debtors’ emergence from bankruptcy. Since that time, the Debtors and their advisors have been engaged in extensive negotiations and held numerous meetings with Ripplewood, the Prepetition Secured Lenders and other parties in efforts to further develop Ripplewood’s proposal. These negotiations bore fruit on September 12, 2008 with the execution of the Equity Commitment Letter.
          31. The Debtors have kept the Committees informed throughout the process. The Debtors have provided drafts to the Committees of the contemplated commitment papers on a rolling basis and in a timely manner, and on September 14, 2008, the Debtors delivered final executed copies of the Equity Commitment Papers and the Exit Facility Commitment Papers to the Committees.
D.	The Equity Commitment Letter

          32. After nearly four years in bankruptcy, and an exhaustive solicitation process undertaken by the Debtors and their advisors seeking an investment in or sale of some or all of the assets of the Debtors that commenced during the summer of 2007, the Debtors are pleased to be in a position to present the Equity Commitment Letter to the Court for approval. The equity financing, coupled with the junior debt and committed exit financing offered, as described in the Equity Commitment Letter, the ABL Facility Commitment Letter and the Term Loan Facility Commitment Letter create a rational, sound capital structure to enable the Debtors to fund the Plan and implement the Business Plan. The proposal offered by the Equity Commitment Letter is the best alternative available for the Debtors to maximize value of the estates.
          33. Pursuant to the Equity Commitment Letter, Investors agree to, on the Effective Date, (i) invest $44.2 million in cash in the Reorganized Company in exchange for 17% (calculated as of the Effective Date and taking into account dilution from the conversion of all New Convertible Debt (as defined below) to be issued on the Effective Date, but not accounting for any other dilution) of the common stock of the Reorganized Company (the “New Common Stock”) and (ii) purchase $85.8 million in new fourth lien convertible secured notes (the “New Convertible Debt”), which will be issued by the Reorganized Company and be convertible into New Common Stock representing 33% of the New Common Stock (calculated as of the Effective Date and taking into account the New Common Stock and dilution from the conversion of all New Convertible Debt to be issued on the Effective Date, but not accounting for any other dilution). The New Common Stock will be subject to legal or economic dilution from conversions of New Convertible Debt, exercises of Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers and employees of the Reorganized Company under the Long

Term Incentive Plan (defined below) and the employee equity sharing plans to be established in accordance with the collective bargaining agreements to be entered into in connection with the Transaction. Investors will also receive Series A Warrants with a strike price of $12.50 representing 15% of the New Common Stock on a fully-diluted basis.
E.	The Exit Facilities
          34. In connection with the consummation of the Plan, and all related transactions contemplated by the Plan and the Equity Commitment Letter, (i) the ABL Facility Commitment Parties agree to structure, arrange and syndicate a $125 million working capital senior secured revolving credit facility (the “ABL Facility”) consistent with the proposed terms set forth in the ABL Facility Commitment Papers, and (ii) the Term Loan Facility Commitment Parties agree to structure, arrange and syndicate a $339 million first lien term loan credit facility (the “Term Loan Facility” and, together with the ABL Facility, the “Exit Facilities”) consistent with the proposed terms set forth in the Term Loan Facility Commitment Papers. On the Effective Date, the lenders under the Term Loan Facility will be issued 17% (calculated as of the Effective Date and taking into account dilution from the conversion of all New Convertible Debt to be issued on the Effective Date, but not accounting for any other dilution) of the New Common Stock as well as Series B Warrants with a strike price of $12.50 representing 1.917% of the New Common Stock on a fully-diluted basis and Series C Warrants with a strike price of $10.00 representing 2.837% of the New Common Stock on a fully diluted basis.
F.	The Plan Support Agreement
          35. Pursuant to Annex I to the Equity Commitment Letter (the “Plan Support Agreement”), Silver Point Capital, L.P., McDonnell Loan Opportunity Ltd. and Monarch

Alternative Capital L.P. (collectively, the “Plan Supporters”), which collectively hold approximately 53.8% of the principal amount of funded obligations outstanding under the Amended and Restated Credit Agreement dated as of April 25, 2002 (as supplemented, modified, or amended and together with related collateral documents and letters of credit issued thereunder, the “Senior Credit Facility”) among IBC, Brands, the lenders and financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A. as administrative agent (the “Prepetition Agent”), commit on the terms stated therein to support a plan of reorganization consistent with the terms set forth on the Plan Term Sheet.8
G.	The Plan Term Sheet
          36. The Plan Term Sheet provides that, pursuant to a confirmed plan of reorganization, the holders of all Prepetition Debt9 (the “Senior Secured Creditors”) will exchange claims arising under the Senior Credit Facility in consideration of the issuance of new debt securities. More specifically, the Senior Secured Creditors will convert their funded Prepetition Debt into the following pursuant to the Plan: (i) $147.3 million of new third lien notes (the “New 3rd Lien Notes”); and (ii) $85.8 million of New Convertible Debt convertible into New Common Stock representing 33% of the New Common Stock (calculated as of the Effective Date and taking into account the New Common Stock and dilution from the conversion of all New Convertible Debt to be issued on the Effective Date, but not taking into account any other dilution). Pursuant to

8	Hereafter, the Plan Supporters, together with any additional lenders under the Prepetition Credit Agreement who join in support of the Plan by executing Annex I to the Equity Commitment Letter, shall be collectively referred to as the “Prepetition Investors.”

9	“Prepetition Debt” means the aggregate claims against, and obligations owed by, the Debtors to the Prepetition Agent and the Senior Secured Creditors (defined below) pursuant to the Senior Credit Facility.

the Plan Term Sheet, as filed with this Motion, holders of general unsecured claims and holders of equity interests in the Debtors shall not be entitled to any distribution on their claims or interests.
          37. Pertinent terms in the Plan Term Sheet include:10

New Common Stock	On the Effective Date, the Reorganized Company will issue shares of New Common Stock as more fully described in Exhibit B to the Equity Commitment Letter. The New Common Stock will be subject to dilution from conversions of New Convertible Debt, exercises of Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers and employees of the Reorganized Company under the Long Term Incentive Plan.

Warrants	On the Effective Date, the Reorganized Company will issue Warrants to Investors and the lenders party to the Term Loan Facility (the “Term Loan Facility Lenders”), in each case reflecting the terms set forth in Exhibit D to the Equity Commitment Letter.

Management Pool	Prior to confirmation of the Plan, the Plan (or an exhibit thereto) and the Confirmation Order shall provide for approval of a management incentive plan for senior management and selected employees and directors of the Reorganized Company, which management incentive plan shall provide incentive compensation in the form of stock options and restricted stock in the Reorganized Company (the “Long Term Incentive Plan”). The Long Term Incentive Plan shall be effective as of the Effective Date, and any grant or award made under the Long Term Incentive Plan shall not be subject to amendment by the Reorganized Company in a manner adverse to the recipient thereof without such recipient’s prior written consent.

The Debtors shall describe in the Plan (or an exhibit thereto), no later than the confirmation of the Plan, the terms of employment agreements that are to be assumed or entered into by the Debtors or the Reorganized Company, in each case to be effective as of the Effective Date (including the CEO Employment Agreement (as defined below), the “Executive Employment Agreements”). The Long Term Incentive Plan and the Executive Employment Agreements shall be in form and substance satisfactory to Investors,

10	The following is intended to be only a summary of certain key terms in the Plan Term Sheet. In the event of any inconsistencies between the following summary and the Plan Term Sheet, the Plan Term Sheet shall govern.

and the establishment of the Long Term Incentive Plan and the assumption or entry into the Executive Employment Agreements as provided for in the Plan (or an exhibit thereto) shall be subject to the consent of Investors prior to confirmation of the Plan. Except as provided for in the CEO Employment Agreement, which shall cover the terms of Craig Jung’s participation in the Long Term Incentive Plan, stock options and restricted stock reserved for issuance in connection with the Long Term Incentive Plan shall be protected against dilution from conversions of New Convertible Debt (other than conversions of any New Convertible Debt issued as “PIK” interest on other New Convertible Debt) and exercises of Series C Warrants, but shall be diluted upon exercises of Series A Warrants, Series B Warrants and stock appreciation rights issued to employees of the Reorganized Company under the employee equity sharing plans to be established in accordance with the collective bargaining agreements to be entered into in connection with the Transaction. The Debtors shall assume the employment agreement of Craig Jung (the “CEO Employment Agreement”), and enter into or assume the other Executive Employment Agreements, in each case to be approved in the Confirmation Order and effective as of the Effective Date and for purposes of these agreements, the term “Emergence Date” shall be synonymous with the term “Effective Date” under the Equity Commitment Letter.

For the avoidance of doubt, with the exception of the requirement that the Debtors assume the CEO Employment Agreement, entry into or assumption of any employment agreement shall not be a condition precedent to Investors’ commitments under the Commitment Letter or the Investment Agreement.

Governance Agreement	Each holder of New Common Stock (including those receiving shares of New Common Stock upon conversion of any New Convertible Debt or exercise of any Warrant) will be required to enter into a Governance Agreement reflecting the terms set forth on Exhibit E to the Equity Commitment Letter.

Distributions to Senior Secured Creditors	On the Effective Date, in full satisfaction and discharge of the Prepetition Debt (including any claim for default rate interest), holders of Prepetition Debt will receive, among other consideration, distributions of New 3rd Lien Notes and New Convertible Debt, in each case as more fully described in the Equity Commitment Letter. Nothing in the Equity Commitment Letter relieves the obligations of the Debtors to make all payments required under the final order approving the DIP Facility, including adequate protection payments.

Distributions to Unsecured Creditors	On the Effective Date, all general unsecured prepetition claims against the Debtors will be discharged and extinguished in accordance with the provisions of the Plan and the Bankruptcy Code, and no distribution will be made under the Plan to the holders of such claims (such holders, the “Unsecured Creditors”).

Claims Treatment	Each Administrative Claim and Priority Claim to be paid in full on the latest to occur of (1) the Effective Date, (2) the date that such claim becomes an allowed claim and (3) the date that such claim becomes payable under any agreement between the applicable Debtor and the holder of such claim.

Secured Tax Claims and Other Secured Claims to be unimpaired.

Intercompany Claims to be treated as set forth in IBC’s currently filed plan of reorganization.

Claims of the Senior Secured Creditors to be impaired as described in the Equity Commitment Letter.

Claims of the Unsecured Creditors to be impaired, with no distribution to be made under the Plan to the Unsecured Creditors.

All existing equity interests of IBC to be impaired, with no distribution to be made under the Plan to holders thereof, and all such existing equity interests of IBC (including all equity interests and rights thereto under IBC’s Rights Agreement with UMB Bank, N.A., as rights agent, and all warrants, conversion rights, rights of first refusal and other rights, contractual or otherwise, to acquire or receive any equity interests in IBC) shall be deemed cancelled as of the Effective Date.

Other	The Plan shall provide for general mutual releases and exculpation by the Debtors, the estate and the Reorganized Debtors for the benefit of (1) all individuals who served as directors and officers of the Debtors at any time during the period the Cases have been pending through the Effective Date (collectively, the “Directors and Officers”), (2) the Plan Supporters, the lenders and agent under the DIP Facility, the Prepetition Agent and the Senior Secured Creditors and their respective affiliates (including, but not limited to, all claims asserted by the Debtors in the First Amended and Restated Complaint to Avoid and Recover Certain Transfers and for

Judgment (Ad. Pro. 06-04192)), (3) Investors and its affiliates and (4) the advisors, attorneys and consultants to each of the foregoing. The terms of such general mutual releases and exculpation shall be in form and substance customary for transactions of this type and mutually agreed to by the Debtors, the Plan Supporters, the lenders under the DIP Facility, the agent under the DIP Facility, the Prepetition Agent, the Senior Secured Creditors and Investors. In addition, the Plan shall provide for the allowance in full as prepetition claims arising under the Senior Credit Facility.

In addition, the Reorganized Debtors shall assume all existing indemnification obligations of the Debtors in favor of the Directors and Officers (whether in the Debtors’ bylaws, contracts or otherwise), and the Plan shall include provisions for the purchase of director and officer liability insurance for the directors and officers of the Reorganized Debtors and, in addition, director and officer liability insurance tail coverage for any directors and officers of the Debtors who were serving as such immediately before the Effective Date, which insurance coverage shall be in form, amount and structure reasonably satisfactory to the Debtors and Investors.

Except as otherwise explicitly provided in the Plan, all property comprising the Debtors’ estates (including any avoidance claims and other causes of action) shall re-vest in each of the Debtors and, ultimately, in the Reorganized Debtors, free and clear of all claims, liens, charges, encumbrances, rights and interests of creditors and equityholders. Other than as set forth in this section, the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release or compromise any avoidance claims or other causes of actions (or decline to do any of the foregoing). The Reorganized Debtors may prosecute (or decline to prosecute) such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

The Debtor corporations shall not be substantively consolidated.
          38. Furthermore, the Governance Agreement, the principal terms of which are outlined in Exhibit E to the Equity Commitment Letter, shall provide that the Board of Directors of the Reorganized Company shall consist of 8 directors to be elected by Investors. Initially the

Board of Directors of the Reorganized Company will be composed of (i) 5 directors to be selected by Investors; (ii) 2 directors to be selected by the Prepetition Investors and reasonably satisfactory to Investors; and (iii) 1 director to be the Chief Executive Officer of the Reorganized Company. The Reorganized Company shall be a private company upon emergence.
H.	Equity Commitment Fees and Expenses
          39. In exchange for the agreements and commitments under the Equity Commitment Letter, the Debtors seek authorization to pay certain fees to Investors pursuant to the terms of the Equity Commitment Fee Letter, including:
a.	a commitment fee for Investors’ commitments to purchase New Common Stock under the Equity Commitment Letter, in the amount of $2,210,000 (the “Investors Equity Commitment Fee”); and

b.	a commitment fee for Investors’ commitment to purchase New Convertible Debt under the Equity Commitment Letter, in the amount of $4,290,000 (the “Investors Debt Commitment Fee” and, together with the Investors Equity Commitment Fee, the “Investors Commitment Fees”).
40. Each of the Investors Equity Commitment Fee and the Investors Debt Commitment Fee shall be due and payable by IBC (a) 50% upon entry of the Investment Agreement Order by the Bankruptcy Court and (b) 50% upon the earliest of (w) the Effective Date, (x) the consummation by any of the Debtors of a transaction or series of transactions on terms that are more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Investment and the Transaction at any time on or after the date IBC terminates the Equity Commitment Letter or the Investment Agreement in connection with a Superior Proposal, (y) the date that is six months after the date IBC terminates the Equity Commitment Letter or the Investment Agreement in connection with a Superior Proposal and (z) the consummation, within twelve months of the date Investors terminates the Equity Commitment

Letter or the Investment Agreement as a result of any of the conditions set forth in the Equity Commitment Letter or the Investment Agreement becoming incapable of being satisfied, by any of the Debtors of a transaction or series of transactions (1) on terms that are more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Investment and the Transaction and (2) with any of the Prepetition Investors providing any new debt or equity financing (excluding any restructuring of Prepetition Debt that does not result in additional funds being provided by any of the Prepetition Investors) in connection with such transaction or series of transactions.
          41. In addition, IBC agrees to reimburse Investors and its affiliates for all of the reasonable out-of-pocket costs and expenses (including due diligence expenses, consultants’ and investment bankers’ fees and expenses, travel expenses and fees, charges and disbursements of counsel, and irrespective of whether such costs and expenses are incurred prior to, on or after the date of the Equity Commitment Letter) (collectively, “Investors Transaction Expenses”) incurred in connection with the Investment or the Transaction, including those incurred in connection with any related documentation or the preparation thereof (including the Equity Commitment Letter, the Equity Commitment Fee Letter and the definitive documentation for the Investment and any other documentation related to the Transaction) or the administration, amendment, modification or waiver thereof or the procurement of Bankruptcy Court approval of any thereof. Upon entry of the Fee Order by the Bankruptcy Court, all Investors Transaction Expenses incurred prior thereto shall become due and payable by IBC. Upon the earliest of (A) the Effective Date, (B) the date Investors terminates the Equity Commitment Letter or the Investment Agreement as a result of any of the conditions set forth in the Equity Commitment Letter or the Investment Agreement

becoming incapable of being satisfied and (C) the date IBC terminates the Equity Commitment Letter or the Investment Agreement in connection with a Superior Proposal, all Investors Transaction Expenses (other than those that have been reimbursed by IBC pursuant to the immediately preceding sentence) shall become due and payable by IBC; provided, however, that the amount of Investors Transaction Expenses payable by IBC under clause (B) or (C) above, plus the amount of Investors Transaction Expenses that have been reimbursed by IBC pursuant to the immediately preceding sentence, shall not exceed $6,000,000 in the aggregate.11
I.	ABL Facility Commitment Fees and Expenses
          42. In exchange for the agreements and commitments under the ABL Facility Commitment Papers, the Debtors seek authorization to pay certain fees (the “ABL Facility Commitment Fees”) and reimburse certain expenses (the “ABL Facility Transaction Expenses”) to the ABL Facility Commitment Parties. The ABL Facility Commitment Fees and the ABL Facility Transaction Expenses are described in the ABL Facility Commitment Fee Letter, the terms of which the ABL Facility Commitment Parties have requested be kept confidential. The ABL Facility Commitment Fee Letter will be made available for this Court to review and will be provided to the Committees, the U.S. Trustee and subject to applicable confidentiality agreements.
43.	In addition, in exchange for the agreements and commitments under the ABL Facility Commitment Papers, the Debtors seek authorization to (a) indemnify, defend and hold

11	The Plan Supporters and Ripplewood are party to an expense reimbursement agreement whereby the Plan Supporters have agreed to reimburse certain expenses incurred by Ripplewood in connection with Ripplewood’s diligence and negotiation of the Equity Commitment Letter. To date, neither Ripplewood nor Investors has made request for expenses from the Plan Supporters under the reimbursement agreement. In the event the Plan Supporters reimburse expenses of Ripplewood or Investors, such reimbursement will not reduce the Debtors’ obligation to pay Investors Transaction Expenses. To the extent the Debtors reimburse any Investors Transaction Expenses, Ripplewood and Investors will be obligated to refund amounts paid by the Plan Supporters in accordance with the terms of the reimbursement agreement.

each of the ABL Facility Commitment Parties, each Initial Lender (as defined in the ABL Facility Commitment Letter), and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, damages, liabilities and related reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, the ABL Facility Commitment Papers, the ABL Facility, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by the ABL Facility Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, an “Indemnified Claim”, and collectively, the “Indemnified Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person for all reasonable out-of-pocket legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Indemnified Claim Expense”); provided that no Indemnified Person shall be entitled to indemnity pursuant to the ABL Commitment Letter in respect of any Indemnified Claim or Indemnified Claim Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or any of their respective principals, directors, officers, employees, representatives, agents or third party advisors. Pursuant to the terms of the ABL Commitment Letter, under no circumstances shall the ABL Facility Commitment Parties or any of their respective affiliates be liable to the Debtors for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Indemnified Claims, the ABL Facility Commitment Letter, the ABL Facility Fee Letter, the ABL Facility, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by the ABL Facility Commitment Letter and any other transaction related thereto.
J.	Term Loan Facility Commitment Fees and Expenses
          44. In exchange for the agreements and commitments under the Term Loan Facility Commitment Papers, the Debtors seek authorization to pay certain fees to the Term Loan Facility Commitment Parties pursuant to the Term Loan Facility Commitment Fee Letter (the “Term Loan Facility Commitment Fees,” and together with the ABL Facility Commitment Fees, the “Exit Facility Commitment Fees”), including a paid-in-kind incremental facility fee and a backstop fee, payable in cash, in an amount equal to $16,800,000 (the “Backstop Fee”). The Term Loan Facility Commitment Fee Letter requires payment of the Backstop Fee in cash upon the earlier to occur of (i) the Effective Date and (ii) so long as the Term Loan Facility Commitment Parties have not previously breached any of their material obligations under the Term Loan Facility Commitment Letter and have not terminated the Term Loan Facility Commitment Letter for a reason other than another party’s breach of their obligations under the Term Loan Facility Commitment Fee Letter, the Term Loan Facility Commitment Letter, the Equity Commitment Letter or the Investment Agreement, the consummation by any of the Debtors on or prior to February 6, 2010 of a transaction or series of transactions on terms that are more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Term Loan Facility and the Transaction.

          45. In addition, IBC agrees to pay or cause to be paid to the Administrative Agent (as defined in the Term Loan Facility Commitment Letter) an annual administration fee in an amount per year to be reasonably agreed by the parties hereto in accordance with the market for such fees in similar transactions, which fee shall be payable on the Effective Date (if the Effective Date occurs) and, thereafter, annually in advance on each anniversary thereof prior to the maturity or early termination of the Term Loan Facility and the payment in full of all amounts owing thereunder.
          46. In addition, IBC agrees to reimburse the reasonable out-of-pocket costs and expenses of the Term Loan Facility Commitment Parties and McDonnell in connection with (a) the preparation and negotiation of the Term Loan Facility Commitment Letter (including all exhibits thereto) and the Term Loan Facility Commitment Fee Letter and procurement of the Fee Order and (b) the negotiation, documentation, procurement of Bankruptcy Court approval and consummation of the Transaction and other reasonable out-of-pocket fees and expenses incurred by the Term Loan Facility Commitment Parties since March 1, 2008, in the case of each of clauses (a) and (b), including the reasonable fees and expenses of their respective and shared counsel and other advisors; provided that the aggregate amount of fees, costs and expenses of McDonnell Investment Management, LLC (“McDonnell”)12 required to be reimbursed under this letter and in accordance with the provision captioned “Expenses and Reimbursement” in Exhibit B to the Term Loan Facility Commitment Letter shall not exceed $100,000 (collectively the “Term Loan Facility Transaction Expenses,” and together with the ABL Facility Transaction Expenses, the “Exit Facility Transaction Expenses”). Upon the entry of the Fee Order by the Bankruptcy Court, all

12	McDonnell, a Plan Supporter, was involved with negotiation of the Equity Commitment Letter and the Term Loan Facility.

Term Loan Facility Transaction Expenses incurred prior thereto shall become due and payable by IBC upon the earliest to occur of (A) the Effective Date, (B) the termination of the Term Loan Facility Commitment Letter and the Term Loan Facility Commitment Parties’ commitments thereunder prior to the Effective Date as a result of any of the conditions set forth in the Term Loan Facility Commitment Letter becoming incapable of being satisfied, (C) the consummation of a transaction described in clause (i) of the first paragraph of this subsection and (D) the date IBC terminates the Equity Commitment Letter or the Investment Agreement in connection with a Superior Proposal (as defined in the Equity Commitment Letter), all Term Loan Facility Transaction Expenses (other than those that have been reimbursed by IBC pursuant to the immediately preceding sentence) shall become due and payable by IBC.
K. Super-Priority Status for Investors Commitment Fees and Investors Transaction Expenses, Term Loan Facility Commitment Fees, the Backstop Fee and Term Loan Facility Transaction Expenses
          47. The Debtors request that the Investors Commitment Fees and Investors Transaction Expenses and the Backstop Fee, Term Loan Facility Commitment Fees and Term Loan Facility Transaction Expenses be granted super-priority administrative status pursuant to sections 105(a), 363(b), 364(c)(1), 503(b) and 507(a) of the Bankruptcy Code (senior to all other administrative claims, except junior to the claims of the lenders party to the DIP Facility (the “DIP Lenders”) and the administrative agent under the DIP Facility (the “DIP Agent”) under the orders of this Court approving, and/or authorizing any amendment of, the DIP Facility (the “DIP Orders”)), whether or not the Investment, the Transaction or any other transaction contemplated in the Equity Commitment Letter or the Term Loan Facility Commitment Letter is consummated.

Granting an administrative super-priority status is designed to ensure that the Investors Commitment Fees, Investors Transaction Expenses and the Backstop Fee, Term Loan Facility Commitment Fees and Term Loan Facility Transaction Expenses will be paid in full, and is a necessary inducement for Investors and the Commitment Parties, respectively, to provide the commitments contemplated by the Equity Commitment Letter and the Term Loan Facility Commitment Letter.
APPLICABLE AUTHORITY
A.	Entry into Equity Commitment Letter and Exit Facility Commitment Papers
          48. Bankruptcy Code section 363(b)(1) permits a chapter 11 debtor to use property of the estate “other than in the ordinary course of business” after notice and a hearing. 11 U.S.C. § 363(b)(1). This Court may authorize use of estate property outside the ordinary course of business if a debtor demonstrates a sound business justification for it. In re Lionel Corp., 722 F.2d 1063, 1071 (2d Cir. 1983) (business judgment rule requires finding that good business reason exists to grant debtor’s application under section 363(b)); In re Delaware Hudson Ry. Co., 124 B.R. 169, 179 (Bankr. D. Del. 1991). This “business judgment” test is premised on the debtor’s business judgment that the proposed use of property of the estate would be beneficial to the estate. Cf. Orion Pictures Corp. v. Showtime Networks, Inc. (In re Orion Pictures Corp.), 4 F.3d 1095, 1099 (2d Cir. 1993) (analyzing business judgment standard under section 365). To a bankruptcy court, “‘business judgment’ . . . is just that — a judgment of the sort a businessman would make.” Id.
          49. The business judgment rule shields a debtor’s management from judicial second-guessing: “[T]he Code favors the continued operation of a business by a debtor and a presumption of reasonableness attaches to a Debtor’s management decisions.” In re Farmland Industries, Inc., 294 B.R. 903, 913 (Bankr. W.D. Mo. 2003) (quoting In re Johns-Manville Corp., 60 B.R. 612, 615-16 (Bankr. S.D.N.Y. 1986)). Once the Debtors articulate a valid business justification, “[t]he business judgment rule ‘is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was in the best interests of the company.’” In re Integrated Resources, Inc., 147 B.R. 650, 656 (S.D.N.Y. 1992) (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)). The debtor’s business judgment “should be approved by the court unless it is shown to be ‘so manifestly unreasonable that it could not be based upon sound business judgment, but only on bad faith, or whim or caprice.’” In re Aerovox, Inc., 269 B.R. 74, 81 (Bankr. D. Del. 2001) (quoting In re Interco, Inc., 128 B.R. 229, 234 (Bankr. E.D. Mo. 1991)). “Courts are loath to interfere with corporate decisions absent a showing of bad faith, self interest or gross negligence.” Integrated Resources, 147 B.R. at 656.
          50. In any case, neither the Committees’ nor any other party-in-interest’s business judgment can be substituted for the Debtors’ judgment. “Committees appointed under the Code may make recommendations concerning the debtor’s business, but a committee should not attempt to displace those persons legally responsible for the debtor’s affairs.” 7 Collier on Bankruptcy 1103.05 (15th Ed. 1997), citing In re After Six, Inc., 154 B.R. 876 (Bankr. E.D. Pa. 1993) (while creditors’ committee’s views on disposition of assets are given greater weight in liquidating chapter 11 case, these views cannot override debtor’s exercise of business judgment). “For a corporate debtor, ultimate management authority resides with the officers and directors who must use their business judgment and fulfill what they believe to be their fiduciary duty in managing the debtor’s affairs. If a committee believes that the officers and directors are not fulfilling their fiduciary duties or not acting in the best interests of creditors, the appropriate remedy is to seek the appointment of a chapter 11 trustee and not to seek to substitute its own business judgment for that of management.” Id.
          51. The Debtors submit that the facts and circumstances provide a strong business rationale to support the relief requested herein — relief that is necessary to secure the participation of Investors (and the Prepetition Investors), to allow the Debtors to avoid a possible liquidation and successfully emerge from these chapter 11 cases and to maximize value for the benefit of their estates and their constituents. A number of qualitative and quantitative factors were reviewed and evaluated in connection with each of the proposals received by the Debtors. In addition to the value and dollar amounts of the commitments, the Debtors considered, among many other factors, recovery to constituents in these cases, the amount of fees payable, whether the entire go-forward capital structure required to fund the Business Plan would provide adequate liquidity to fund the Reorganized Company’s operations and was fully-committed, the speed of the consummation of the transaction, execution risks, and corporate governance factors. After considering the above factors, and after extensive solicitation for investments in the Debtors or proposals to purchase some or all of the Debtors’ businesses beginning during the summer of 2007, the Debtors believe that the Equity Commitment Letter presents the best result for the Debtors and all of their stakeholders. The terms of the Equity Commitment Letter are the result of arms-length and good faith negotiations, and are fair and reasonable in all respects. Therefore, the Debtors’ execution of the Equity Commitment Letter is a reasonable and appropriate exercise of the Debtors’ business judgment.

          52. In addition, the Debtors believe that their decision to enter into and perform their obligations under the Exit Facilities as contemplated by the Exit Facility Commitment Papers is for a valid business purpose. The Exit Facilities will enable the Debtors to obtain the funds necessary to repay all claims under the DIP Facility, make other payments required to be made on the Effective Date of the Plan, and conduct their post-reorganization operations.
          53. The Debtors assert that the terms of the Exit Facility Commitment Papers are fair, reasonable, comparable to the terms and conditions of commercial lending transactions under similar circumstances and, in light of the current domestic economic environment and credit markets, are the best available to the Debtors. Furthermore, Court approval of the Exit Facility Commitment Papers is a condition precedent to the commitments and agreements of Investors under the Equity Commitment Letter.
B. Payment of Fees and Expenses
          54. The Debtors respectfully submit that payment of the Investors Commitment Fees and the reimbursement of the Investors Transaction Expenses are necessary inducements for Investors to enter into the Equity Commitment Letter. The Debtors believe that the Investors Commitment Fees are reasonable in the context of the Debtors’ cases and the transactions contemplated by the Equity Commitment Letter and related agreements. The Investors Commitment Fees represents a small fraction (5%) of Investors’ aggregate commitments to purchase debt and common equity in the Reorganized Company. Moreover, the Debtors have determined, with assistance from their financial advisors, that the amount of the Investors Commitment Fees is within a range of reasonableness given the nature and size of the proposed investments and the circumstances under which Investors have agreed to make the commitments contemplated in the Equity Commitment Letter.
          55. The Debtors have also determined that the Exit Facility Commitment Fees are commercially reasonable and appropriate in light of the respective undertakings of the ABL Facility Commitment Parties and the Term Loan Facility Commitment Parties under the Exit Facility Commitment Papers. In addition, the Debtors believe that the reimbursement of the Exit Facility Transaction Expenses would compensate the ABL Facility Commitment Parties and the Term Loan Facility Commitment Parties appropriately for the time, effort and expenditures that they have incurred, and will incur, in connection with document preparation and related activities in advance of consummation of the Exit Facilities.
          56. The Debtors submit that granting the super-priority administrative expense status to the fees and expenses on the terms described herein and in the Equity Commitment Letter and the Term Loan Facility Commitment Letter is warranted under the circumstances in that awarding fees of this type encourages potential investors to invest the requisite time, money and effort to conduct due diligence and negotiations with a debtor despite the inherent risk and uncertainties of the chapter 11 process. The Debtors’ commitment to pay the fees and expenses described herein is an integral part of the transactions contemplated under the Equity Commitment Letter, the Exit Facility Commitment Papers, and related agreements. Furthermore, the super-priority status requested for the fees and expenses is warranted and necessary in this instance given the Debtors’ current financial condition. Finally, the fees and expenses described herein are actual and necessary costs, not only for preserving the Debtors’ estates, but also for maximizing the value thereof and enhancing creditor recoveries by providing for a significant investment that will permit the Debtors to emerge from these chapter 11 cases in a stand-alone reorganization and should therefore be entitled to super-priority administrative expense status under sections 105(a), 363(b), 503(b) and 507(a) of the Bankruptcy Code.
          57. Investors, the Prepetition Investors, the ABL Facility Commitment Parties and the Term Loan Facility Commitment Parties have offered the Debtors a viable platform for emergence, which is critical to the Debtors’ efforts to successfully conclude their four-year bankruptcy cases. Accordingly, the Debtors have determined that it is in their best interests, and the best interests of their estates, their creditors, and all other parties in interest, to implement the framework contemplated by the Equity Commitment Letter and the Exit Facility Commitment Papers, including the payment of the fees and expenses contemplated therein.
          58. Accordingly, after careful analysis and in the exercise of their business judgment, the Debtors have determined, and respectfully submit, that, for all of the foregoing reasons, the relief requested in this Motion is in the best interests of the Debtors’ estates and creditors — the transactions contemplated by the Equity Commitment Letter, the Exit Facility Commitment Papers and related agreements are a vital foundation for the Debtors to emerge from bankruptcy.
          59. No previous request for the relief sought in this Motion has been made to the Court or any other court.

          WHEREFORE, the Debtors respectfully request that the Court grant the relief requested herein, issue and enter the Plan Funding Order, and grant such other and further relief as is just and proper.

Interstate Bakeries Corporation, et al.,
Dated: Kansas City, Missouri September 15, 2008	/s/ J. Eric Ivester
J. Eric Ivester (ARDC No. 06215581)
Samuel S. Ory (Missouri Bar No. 43293)
Matthew M. Murphy (ARDC No. 06257958)
SKADDEN ARPS SLATE MEAGHER
     & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
e-mail: ibcinfo@skadden.com

                       — and —

J. Gregory Milmoe (JM 0919)
SKADDEN ARPS SLATE MEAGHER
     & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

                       — and —

Paul M. Hoffmann (Missouri Bar No. 31922)
STINSON MORRISON HECKER LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Telephone: (816) 691-2746
Facsimile: (888) 691-1191

Attorneys for the Debtors
and Debtors-in-Possession

IN THE UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF MISSOURI
KANSAS CITY DIVISION

x
:
In re:	:	Chapter 11
:
INTERSTATE BAKERIES	:	Case No. 04-45814 (JWV)
CORPORATION, et al.,	:
	:	Jointly Administered
Debtors.	:
:
x
ORDER PURSUANT TO 11 U.S.C. §§ 105(a), 363(b), 364(c)(1), 503(b) AND 507(a) AUTHORIZING THE
DEBTORS TO (I) ENTER INTO EQUITY COMMITMENT LETTER AND RELATED AGREEMENTS INCLUDING (A) EQUITY
COMMITMENT FEE LETTER, (B) REVOLVING FACILITY COMMITMENT LETTER AND RELATED FEE LETTER, AND
(C) TERM LOAN EXIT FACILITY COMMITMENT LETTER
AND RELATED FEE LETTER, AND (II) PAY CERTAIN FEES
AND EXPENSES ASSOCIATED THEREWITH

(Related to Docket No. [•])
          This matter having come before the Court on the motion (the “Motion”)1 of Interstate Bakeries Corporation (“IBC”) and eight2 of its subsidiaries and affiliates, debtors and debtors-in-possession (collectively, the “Debtors”), for an order pursuant to sections 105(a), 363(b), 364(c)(1), 503(b) and 507(a) of chapter 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”), authorizing the Debtors to (i) enter into an equity commitment letter (in the form attached hereto as Exhibit A, and collectively with all annexes, schedules and exhibits thereto, the “Equity Commitment Letter”), with IBC Investors I, LLC

1	Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Motion.

2	The following subsidiaries’ and affiliates’ chapter 11 cases are jointly administered with Interstate Bakeries’ chapter 11 case: Armour and Main Redevelopment Corporation; Baker’s Inn Quality Baked Goods, LLC; IBC Sales Corporation; IBC Services, LLC; IBC Trucking, LLC; Interstate Brands Corporation; New England Bakery Distributors, L.L.C, and Mrs. Cubbison’s Foods, Inc.

(“Investors”), and related agreements, including a (a) related fee letter with Investors (in the form attached hereto as Exhibit B, the “Equity Commitment Fee Letter”), (b) revolving loan commitment letter (the “ABL Facility Commitment Letter”) and associated fee letter (the “ABL Facility Commitment Fee Letter”) (in the forms attached to the Equity Commitment Letter as Exhibit F, and collectively with all annexes, schedules and exhibits thereto, the “ABL Facility Commitment Papers”), with General Electric Capital Corporation (“GECC”) and GE Capital Markets, Inc. (“GECM” and, together with GECC, the “ABL Facility Commitment Parties”), and (c) term loan commitment letter (the “Term Loan Facility Commitment Letter”) and associated fee letter (the “Term Loan Facility Commitment Fee Letter”) (in the forms attached to the Equity Commitment Letter as Exhibit G, and collectively with all annexes, schedules and exhibits thereto, the “Term Loan Facility Commitment Papers” and, together with the ABL Facility Commitment Papers, the “Exit Facility Commitment Papers”), with Silver Point Finance, LLC (“Silver Point”) and Monarch Master Funding Ltd (“Monarch” and, together with Silver Point, the “Term Loan Facility Commitment Parties”), for an investment to be made in the Reorganized Debtors in connection with the confirmation and consummation of a chapter 11 plan of reorganization (the “Plan”) consistent with the proposed terms set forth in a summary term sheet attached to the Equity Commitment Letter as Exhibit A (the “Plan Term Sheet”), and supported by the Plan Supporters on the terms set forth in Annex I to the Equity Commitment Fee Letter, and (ii) pay certain fees and expenses associated therewith. The Court, having determined that (i) it has jurisdiction over the matters raised in the Motion pursuant to 28 U.S.C. §§ 157 and 1334; (ii) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); (iii) the relief requested in the Motion to the extent granted in this Order is in the best interests of the Debtors, their estates and their creditors; (iv) proper and adequate notice of the Motion and the hearing thereon has been

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given and that no other or further notice is necessary; and (v) upon the record herein after due deliberation thereon good cause having been shown that the Court should grant the relief as set forth herein;
     IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:
     1. The Motion is GRANTED in its entirety. Any objection to the Motion is overruled.
     2. The Debtors are hereby authorized to execute, deliver and implement the Equity Commitment Letter, in the form attached as Exhibit A to this Order, and all exhibits, annexes and attachments thereto (including any related agreements), including (i) the Equity Commitment Fee Letter, in the form attached as Exhibit B to this Order, (ii) the ABL Facility Commitment Papers, in the forms attached as Exhibit F to the Equity Commitment Letter, and (iii) the Term Loan Facility Commitment Papers, in the forms attached as Exhibit G to the Equity Commitment Letter, and to take any and all actions necessary and proper to implement the terms of such agreements, and such agreements and documents shall be binding and enforceable against the Debtors and their estates and the other parties thereto in accordance with their terms and subject to the conditions therein.
     3. The entry into the Equity Commitment Letter by the parties thereto (including execution of Annex I to the Equity Commitment Letter by the Plan Supporters), and the performance and fulfillment of their respective obligations thereunder, does not constitute the solicitation of a vote on a plan of reorganization, does not violate any law, including the Bankruptcy Code, and does not give rise to any claim or remedy against any of the Debtors, Investors or the Plan Supporters alleging otherwise.

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     4. Pursuant to sections 105(a), 363(b), 364(c)(1), 503(b) and 507(a) of the Bankruptcy Code, the Debtors are authorized to pay the Investors Commitment Fees and the Investors Transaction Expenses, each in accordance with its terms and as and when required by the Equity Commitment Fee Letter, without further order of the Court. Each of the Investors Commitment Fees and the Investors Transaction Expenses shall be entitled to priority under sections 105(a), 364(c)(1), 503(b)(1) and 507(a)(2) of the Bankruptcy Code as administrative expense claims (senior to all other administrative claims, except junior to the claims of the DIP Lenders and the DIP Agent under the DIP Orders), whether or not the Investment, the Transaction or any other transaction contemplated in the Equity Commitment Letter is consummated and, upon payment as required by the Equity Commitment Fee Letter, shall be non-refundable.
     5. Pursuant to sections 105(a), 363(b), 503(b) and 507(a) of the Bankruptcy Code, the Debtors are authorized to pay the ABL Facility Commitment Fee and the ABL Facility Transaction Expenses, each in accordance with its terms and as and when required by the ABL Facility Commitment Fee Letter, without further order of the Court. Each of the ABL Facility Commitment Fee and the ABL Facility Transaction Expenses shall constitute administrative expenses of the Debtors’ bankruptcy estates pursuant to sections 503(b) and 507(a) of the Bankruptcy Code and, upon payment as required by the ABL Facility Commitment Fee Letter, shall be non-refundable.
     6. Pursuant to sections 105(a), 363(b), 503(b) and 507(a) of the Bankruptcy Code, the Debtors are authorized to pay the Term Loan Facility Commitment Fees, the Backstop Fee and the Term Loan Facility Transaction Expenses, each in accordance with its terms and as and when required by the Term Loan Facility Commitment Fee Letter, without further order of the

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Court. Each of the Term Loan Facility Commitment Fee and the Term Loan Facility Transaction Expenses be granted super-priority administrative status pursuant to section 364(c)(1) of the Bankruptcy Code (provided, however, that such super-priority claims shall be junior to the super-priority claims accorded to the DIP Lenders and the DIP Agent under the DIP Orders and pari passu with the Investors Commitment Fees and the Investors Transaction Expenses), whether or not the transactions or borrowings contemplated in the Term Loan Facility Equity Commitment Letter are consummated. Each of the Term Loan Facility Commitment Fees, the Backstop Fee and the Term Loan Facility Transaction Expenses (each if applicable) shall be non-refundable regardless of whether the transactions or borrowings contemplated by the Term Loan Facility Commitment Letter are consummated.
     7. This Order shall take effect immediately upon entry thereof.
Dated:	Kansas City, Missouri , 2008

UNITED STATES BANKRUPTCY JUDGE

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